EXHIBIT 2

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2022, Eni SpA (“Eni”, the “Company”, “we”, “us” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”):

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares		New York Stock Exchange*

American Depositary Shares (which represent the right to receive two Shares)	E	New York Stock Exchange

* Not for trading, but only in connection with the registration of American Depositary Shares, pursuant to the requirements of the Securities and Exchange Commission

Capitalized terms used but not defined herein have the meanings given to them in Eni’s annual report on Form 20-F for the year ended December 31, 2024.

ORDINARY SHARES

The following description of our ordinary shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by the Eni By-laws and by applicable Italian law. A copy of the Eni By-Laws is filed as Exhibit 1 to Eni’s annual report on Form 20-F for the year ended December 31, 2024.

General

As of December 31, 2024, the issued share capital of Eni, a societa’ per azioni incorporated under the laws of Italy, amounted to €4,005,358,876 and was represented by 3,284,490,525 ordinary registered shares without indication of par value.

The Company’s ordinary shares are in registered form and are freely transferable. As required by the Italian law on the dematerialization of financial instruments, Eni’s shares must be held with Monte Titoli SpA (the Italian Central Securities Depository) and their beneficial owners may exercise their rights through special deposit accounts opened with intermediaries, such as banks, brokers and securities dealers.

The Company’s ordinary shares have been listed on the Euronext Milan, the stock exchange regulated and managed by Borsa Italiana S.p.A. . Eni’s ordinary shares are part of the FTSE MIB Index.

Dividend rights

Shareholders have the right to participate in profits and any other rights as provided by the law and subject to any applicable legal limitations. Specifically, the ordinary Shareholders’ Meeting called to approve the annual Financial Statements may allocate the net income resulting after allotment to the legal reserve to the payment of a final dividend per share. In addition, during the course of the financial year, the Board of Directors may distribute, as allowed by the By-laws, interim dividends to the shareholders. Entitlement to dividends not collected within five years of the day on which they become payable shall lapse in favor of the Company and such dividends shall be allocated to reserves.

Voting rights

The general provisions on share “voting rights” are described at the paragraph “Shareholders’ Meeting” below. In relation to the appointment of the Board of Directors (Eni’s Board is not a “staggered board”) and the Board of Statutory Auditors (see “Item 6”), Eni’s By-laws provide for a slate voting system. In particular, pursuant to Article 17 of the By-laws and in accordance with applicable law, slates may be presented both by shareholders, either severally or jointly, representing at least 1% of the share capital, or any other threshold established by Consob in its regulation (lastly, on January 31, 2024, Consob confirmed a threshold of 0.5% for Eni, given its market capitalization), or by the Board of Directors. Each shareholder may, severally or jointly, submit and vote for a single slate only. There are no provisions in Eni’s By-laws relating to: rights to share in Company profits; redemption provisions; sinking fund provisions; liability to further capital calls by the Company.

Liquidation rights

In the event the Company is wound up, the Shareholders’ Meeting shall decide the manner of its liquidation and appoint one or more liquidators, establishing their powers and remuneration. In accordance with Italian law, shareholders would be entitled to the distribution of the remaining liquidated assets of the Company in proportion to their shareholdings, only after payment of all the Company’s liabilities and satisfaction of all other creditors.

Purchase by Eni of its own shares

Pursuant to Italian law, a company may purchase its own shares only upon prior authorization by the shareholders’ meeting, which authorization shall set forth the methods of purchase, the minimum and maximum number of shares to be purchased, the duration of the authorization (not to exceed 18 months) and the minimum and maximum price to be paid. The total consideration payable for such shares cannot exceed the total amount of distributable earnings and distributable reserves as reflected in the most recent financial statements approved by the latest annual shareholders’ meeting. The company may not purchase shares for an aggregate nominal value, including shared held by subsidiaries, that exceeds one- fifth of the company’s share capital. Shares purchased in excess of such limit must be resold within one year from the date of their purchase. Identical limitations apply to purchases of shares of a company by its subsidiaries.

Eni Shareholders’ Meeting of May 15, 2024, authorized the Company to repurchase its own shares. See “Item 16E – Purchases of equity securities by the issuer and affiliated purchasers” in Eni’s annual report on Form 20-F for the year ended December 31, 2024.

Change in shareholders’ rights

A shareholders’ resolution is required to make changes in shareholders’ rights. Italian law gives shareholders the right to withdraw in the event of an amendment of the provisions of the By-laws relating to, among other matters, voting and dividend rights, approved by resolution of the Shareholders’ Meeting with the attendance and decision making quorum established by law for extraordinary meetings.

Shareholders’ Meeting

The Shareholders’ Meeting resolves on the issues set forth by applicable law and Eni’s By-laws, in “ordinary” or “extraordinary”  form. The ordinary and the extraordinary Shareholders’ Meetings are normally held after a single call, with the majorities required by law in this case. The Board of Directors may, if deemed necessary, establish that both the ordinary and the extraordinary Shareholders’ Meetings shall be held after more than one call; their resolutions at first, second or third call must be passed with the majorities required by law in each case. Shareholders’ Meetings shall normally be held at the Company’s registered office, unless otherwise decided by the Board of Directors, provided however they are held in Italy.

The Shareholders’ Meeting shall be called by way of a notice published on the Company website, as well as in accordance with the procedures specified in Consob regulations, by the statutory deadlines and in accordance with applicable law. The notice calling the meeting, the content of which is defined by the law and Eni’s By-laws, contains all the information for attending and voting at the meeting, including information on proxy voting and voting by mail (the information is also available on the Company’s website) and, if envisaged, it may include instructions for participating in the Shareholders’ Meeting by means of telecommunication systems, as well as exercising the right to vote by electronic means. The Board of Directors  shall  make  a  report  on  each  of the  items  on  the  agenda  available  to  the  public  at  the Company’s registered office, on the Company’s website and by other means envisaged by Consob regulations by the same date of the publication of the notice calling the Shareholders’ Meeting for each of the items on the agenda. Specific legal provisions may require other terms of publication of the Board of Directors report (i.e. in case of extraordinary transactions). An ordinary Shareholders’ Meeting shall be called at least once a year, within 180 days of the end of the Company’s financial year (on December 31), to approve the financial statements, since the Company is required to draw up Consolidated Financial Statements.

The right to attend and cast a vote at the Shareholders’ Meeting shall be certified by a statement submitted by an authorized intermediary on the basis of its accounting records to the Company on behalf of the person entitled to vote. The statement shall be issued by the intermediary on the basis of the balances on the accounts recorded at the end of the seventh trading day prior to the date of the Shareholders’ Meeting. Credit and debit records entered on the authorized intermediaries’ accounts after this deadline shall not be considered for the purpose of determining entitlement to exercise voting rights at the Shareholders’ Meeting. The statement, issued by the authorized intermediary, must reach the Company by the end of the third trading day prior to the date of the Shareholders’ Meeting, or by any other deadline established by Consob regulations issued in agreement with the Bank of Italy. Shareholders shall nevertheless be entitled to attend the Meeting and cast a vote if the statements are received by the Company after the deadlines indicated above, provided they are received before the start of proceedings of the given call. For the purposes of these provisions, reference is made to the date of first call, provided that the dates of any subsequent calls are indicated in the notice calling the Meeting; otherwise, the date of each call is deemed the reference date.

Those persons who are entitled to vote may appoint a party to represent themselves at the Shareholders’ Meeting by means of a written proxy or in electronic form in the manner set forth by current law. Electronic notification of the proxy may be made through a special section of the Company website as indicated in the notice calling the Meeting. In order to simplify proxy voting by shareholders who are employees of the Company or of its subsidiaries and belong to shareholders’ associations that meet applicable statutory requirements, locations for communications and collection of proxies shall be made available in accordance with the terms and conditions agreed from time to time with the legal representatives of said associations.

The right to vote may also be exercised by mail in accordance with the applicable laws and regulations. If provided for in the notice calling the meeting, those persons entitled to vote may participate in the Shareholders’ Meeting by means of telecommunication systems and exercise their right to vote by electronic means in accordance with the provisions of the law, applicable regulations and the Shareholders’ Meeting Rules.

The Company may designate a person for each Shareholders’ Meeting to whom the shareholders may confer a proxy with voting instructions on all or some of the items on the agenda, as provided for by applicable laws and regulations, by the end of the second trading day preceding the date set for the Shareholders’ Meeting including for calls subsequent to the first. Such proxy shall not be valid for items in respect of which no voting instructions have been provided.

The Chairman of the meeting shall verify the validity of proxies and, in general, entitlement to participate in the Meeting.

The Shareholders’ Meetings are governed by the Shareholders’ Meeting Rules as approved by resolution of the ordinary Shareholders’ Meeting on December 4, 1998, in order to guarantee an efficient conduct of meetings and the right of each shareholder to express his or her opinion on the items on the agenda. The Shareholders' Meetings  held on May 11, 2022 has approved an update of such Rules.

During Shareholders’ Meetings, the Board of Directors provides broad disclosure on items examined and shareholders can request information on issues in the agenda. Information is provided taking into account applicable rules on inside information.

In accordance with Article 106, paragraph 4, second sentence, of Decree Law no. 18 of March 17, 2020, ratified with amendments by Law No. 27 of April 24, 2020 containing “Measures to strengthen the National Health Service and provide economic support for families, workers and businesses connected with the COVID-19 epidemiological emergency”, and of Decree Law no. 198/2022, ratified with amendments by Law no. 14/2023, that extended the effectiveness of the above-mentioned measures also to the Shareholders’ Meeting to be held by July 31, 2023, the participation in the Shareholders’ Meeting of May 10, 2023 was permitted solely through the Shareholders’ representative designated by the Company pursuant to Article 135-undecies of Consolidated Law on Financial Intermediation. Law no. 21 of March 5, 2024 extended the effectiveness of the above-mentioned measures also to the Shareholders’ Meeting to be held by December 31, 2024.

Stock ownership limitation and voting rights restrictions

Without prejudice to any specific regulations regarding international sanctions, there are no limitations imposed by Italian law or by Eni’s By-laws on the rights of non-residents in Italy or foreign persons to hold shares or vote other than the limitations described below (which are equally applicable to both residents and non-residents of Italy). In accordance with Article 6 of the By-laws, and in application of the special rules pursuant to Article 3 of  Decree Law No. 332 of May 31, 1994, ratified with amendments by Law No. 474 of July 30, 1994 (Law No. 474/1994), no shareholder may hold, in any capacity, directly or indirectly, more than 3% of the Company’s share capital. Any voting rights and any other non-financial rights attached to shares held in excess of the maximum limit indicated above may not be exercised and the voting rights of each shareholder to whom such limit applies shall be reduced in proportion, unless otherwise jointly specified in advance by the parties involved.

Pursuant to Article 32 of the By-laws and the above mentioned provision of law, shareholdings owned by the Ministry of the Economy and Finance, public entities or organizations controlled by them are exempt from this ban. Finally, this special rule provides that the clause regarding shareholding limits will lose effect if the limit is exceeded as a result of a take-over bid, provided that, as a result of the takeover, the bidder will own a shareholding of at least 75% of the share capital with the right to vote on resolutions concerning the appointment or dismissal of Directors.

Limitation on changes in control of the Company (Special Powers of the Italian State)

Decree Law No. 21 of March 15, 2012 (so called “Golden Power Decree”), ratified with amendments by Law No. 56 of May 11, 2012 (Law No. 56/2012), modified Italian legislation governing the special powers of the Italian State to comply with European rules.

The special powers apply to company assets in the following sectors: defense and national security; broadband electronic telecommunication networks based on 5G technology, cloud-based and other assets relevant to cybersecurity; energy, transport and communications, as defined by the regulations which implement the relevant law.

With reference to the energy sector, the special powers include: a) veto power (or the power of imposing conditions or requirements) over certain transactions or resolutions involving strategic assets (identified by Decrees of the President of the Council of Ministers no. 179 and 180 of 2020) or companies that hold such assets and which give rise to an extra-ordinary situation, not regulated by national and European sector regulations, of a threat of a serious prejudice to public interests relating to the safety and operation of networks and facilities and the continuity of supplies and b) power of attaching conditions or opposing the acquisition by an entity of shareholdings that determine the control of a company that holds, directly or indirectly, strategic assets and the acquisition, by an entity outside of the EU, of shareholdings in such company equal to at least 10% and the total value of the investment exceeds one million euros; there is also an obligation to notify acquisitions that result in the 15%, 20%, 25%, 50% thresholds being exceeded, if the purchase entails a threat of a serious prejudice to the essential interests of the State or a danger to security or public order.

Companies that hold strategic assets or carry out activities of strategic importance, or entities that intend to acquire certain shareholdings in such companies, are required to notify the Prime Minister’s Office with a full disclosure of the resolution, act or transaction, or of the acquisition of the shareholdings. The notification obligation extends also to the incorporation of companies that carry out activities of strategic importance or hold strategic assets if one or more shareholders, external to the EU, hold a share of voting rights or capital equal to at least 10%.

With particular reference to the power referred to in letter b), until the notification and thereafter, up to the expiration of the term for the possible exercise of such power, the voting rights and any other non-financial right related to the significant shareholding may not be exercised.

In the case of non-fulfillment of imposed conditions, throughout the relevant period, the voting rights and any other non- financial right related to the significant shareholding may not be exercised. The resolutions adopted with the decisive vote of such shareholding, or otherwise the resolutions or acts adopted in breach or default of the imposed conditions are void. In addition, unless the fact constitutes a crime, failure to comply with imposed conditions entail for the purchaser a fine.

In case of opposition, the buyer may not exercise the voting rights and any other non-financial right related to the significant shareholding, which must be sold within a year. In case of non-compliance, at the request of the Government, the Court will order the sale of the significant shareholding. Shareholders’ Meeting resolutions adopted with the decisive vote of such participation shall be void.

The legislation provides for a general rule that the acquisition, for any reason, by an entity outside of the EU of stock in a company that holds strategic assets will be allowed on condition of reciprocity, in compliance with international agreements signed by Italy or the EU.

These powers are exercised exclusively on the basis of objective and non-discriminatory criteria.

Finally, Decree-Law No. 104/2023, converted into Law No. 136/2023, amended the Golden Power Decree  by providing that the special powers can also be exercised on transactions, resolutions or deeds within a corporate group involving assets covered by intellectual property rights relating to artificial intelligence, machinery for the production of semiconductors, cybersecurity, aerospace, energy storage, quantum and nuclear technologies, food production technologies and concern one or more non-EU parties (subject to verification of the conditions for the exercise of the special powers).

Albeit with some amendments, the provisions regarding the stock ownership limitations and voting rights restrictions pursuant to Article 3 of Law No. 474/1994 are still in force.

In order to “promote privatization and the spread of investment in shares” of companies in which the Italian State has a significant shareholding, Article 1, paragraphs 381 to 384 of Law No. 266 of 2005 (2006 Financial Law) introduced the power to add provisions to the By-laws of privatized companies primarily controlled by the Italian State, like Eni, which allow shares or participating financial instruments to be issued that grant the special meeting of its holders the right to request that new shares, even at par value, or new financial instruments be issued to them with the right to vote in ordinary and extraordinary Shareholders’ Meetings. Making this amendment to the By-laws would lead to the shareholding limit referred to in Article 6.1 of the By-laws being removed. At the present time, however, Eni’s By-laws do not contain any such provisions.

Shareholder ownership thresholds

There are no By-law provisions governing the disclosure of the ownership threshold because the matter is regulated by Italian law. Pursuant to the Consolidated Law on Financial Intermediation2 and the Consob Regulation3, any direct or indirect holding in the voting shares of an Italian listed company in excess of 3%4, 5%, 10%, 15%, 20%, 25%, 30%, 50%, 66.6% and 90% must be notified to the investee company and to Consob. The same disclosure requirements refer to holdings that drop below one of the specified thresholds.

Such disclosures shall be made — using the forms contained in Annex 4A to the above Regulation — without delay and, in any case, within four trading days of the transaction, starting from the day on which the subject gains knowledge of the transaction that can lead to the obligation, regardless of the date of execution, or from the date on which the subject obliged to make the disclosure gains knowledge of the event that leads to changes in the share capital as contemplated in the Consob Regulation.

2 Legislative Decree No. 58 of February 24, 1998, with specific reference to Articles 120-122.

3 Article 117 of Consob Decision No. 11971/1999 and subsequent amendments

4 If the company is not a SME (small or medium enterprise). Moreover, Consob may, by means of measures justified by the need to protect investors, as well as corporate control market and capital market efficiency and transparency, envisage – for a limited period of time – lower thresholds by its decree for companies with particularly extensive shareholding structure.

For the purpose of the above disclosure obligations, the Consob Regulation establishes investment calculation criteria 5. The obligation to notify also applies to any direct or indirect holding owned through ADRs.

Specific disclosure requirements (with partially different thresholds) are connected to investments in financial instruments and for aggregate investments 6.

Under the above mentioned Consolidated Law on Financial Intermediation, as amended by Decree Law No. 148/2017, in the case of the purchase of a stake in listed issuers equal or above the thresholds of 10%, 20% and 25% of the relevant share capital in listed companies, the investor shall state the objectives it intends to pursue in the following six months7. The declaration shall state under the responsibility of the declarant: a) the means of financing the acquisition; b) whether acting alone or in concert; c) whether it intends to stop or continue its purchases, and whether it intends to acquire control of the issuer or anyway have an influence on the management of the company and, in such cases, the strategy it intends to adopt and the transactions to be carried out; d) its intentions as to any agreements and shareholders’ agreements to which it is party; e) whether it intends to propose the integration or revocation of the issuer’s administrative or control bodies. Consob can identify, with its own regulation, the cases where the aforementioned declaration is not due, taking into account the characteristics of the entity making the declaration or of the company whose shares have been purchased.

The declaration shall be transmitted to the company whose shares have been purchased and to Consob and shall be subject to public disclosure in accordance with the terms and conditions established by Consob Regulation.

Voting rights attached to listed shares which have not been notified pursuant to the above mentioned disclosure requirements may not be exercised. Any resolution or act adopted in violation of such limitation, with the contribution of those undisclosed shares, could be voided if challenged in court, under the Italian Civil Code.

According to the Italian Civil Code (Article 2359-bis), a subsidiary may acquire shares of the parent company only within the limits of distributable profits and available reserves as resulting from the last approved balance sheet. Only fully-paid shares can be purchased. The purchase must be approved by the Shareholders’ Meeting and, in any case, the nominal value of shares purchased may not exceed one-fifth of the capital of the parent company – if the latter is a listed company – taking into account for this purpose the shares held by the same parent company or its subsidiaries.

The Consolidated Law on Financial Intermediation provides rules governing cross-holdings. In particular, except for the cases contemplated by the above mentioned Article 2359-bis of the Italian Civil Code, in case of a reciprocal participation exceeding the limit of 3% of the shares, the company that exceeds the limit successively cannot exercise its right to vote relative to the shares held in excess of such threshold and must sell such shares within the following 12 months. In the event of failure to dispose of the shares by such time limit, the voting rights shall be suspended with respect to the entire shareholding. Where it is not possible to ascertain which of the two companies was the last to exceed the limit, the suspension of voting rights and the disposal requirement shall apply to both unless they have agreed otherwise. In the event of non-compliance, any resolution or act adopted with the contribution of the relevant shares may be challenged under the Italian Civil Code.

The above mentioned limit is increased to 5% (or to 10% if the issuer is a small or medium enterprise as per Article 1, letter w- quater.1 of the Consolidated Law on Financial Intermediation) if the threshold is exceeded by both companies subsequent to an agreement authorized in advance by the ordinary shareholders’ meetings of the companies concerned.

If a person holds an interest exceeding the aforementioned threshold of a listed company, such listed company or any person controlling such listed company may not acquire an interest exceeding such a limit in a listed company controlled by the former. In the event of non-compliance, the voting rights attached to the shares in excess of the limit specified shall be suspended. Where it is not possible to ascertain which of the two persons was the last to exceed the limit, the suspension shall apply to both unless they have agreed otherwise. In the event of non-compliance, any resolution or act adopted with the contribution of the relevant shares may be challenged under the Italian Civil Code.

5 Article 118 of Consob Decision No. 11971/1999 and subsequent amendments.

6 Article 119 of Consob Decision No. 11971/1999 and subsequent amendments.

7 Consob may, with a provision reasoned by investor protection needs as well as efficiency and transparency of the corporate control market and of the capital market, introduce, for a limited period of time, in addition to the thresholds above indicated, a threshold of 5 percent for companies with a particularly widespread shareholder base.

The limitations described above are not applicable in the case of a takeover bid or exchange tender offer to acquire at least 60% of the ordinary shares of a listed company.

Under the Consolidated Law on Financial Intermediation, any agreement, in any form, regarding the exercise of voting rights in a listed company or in its parent company, must be, within five days of stipulation: (i) notified to Consob; (ii) published in abstract form, in the Italian daily press; (iii) filed with the Register of Companies in which the listed company is registered; and (iv) notified to the company with listed shares. In the event of non-compliance with these requirements, the agreements shall be null and void and the voting rights attached to the relevant shares may not be exercised and any resolution or act adopted with the contribution of such shares may be challenged under the Italian Civil Code.

The same provisions also apply to agreements, in any form, that: (a) create obligations of consultation prior to the exercise of voting rights in a listed company and in its controlling companies; (b) set limits on the transfer of the related shares or of other financial instruments that entitle holders to buy or subscribe them; (c) provide for the purchase of the shares or of the above mentioned financial instruments; (d) have as their object or effect the exercise, jointly or otherwise, of dominant influence on such companies; and (d-bis) which aim to encourage or frustrate a takeover bid or an exchange tender offer, including commitments relating to non-participation in a takeover bid.

Finally, pursuant to Law No. 287 of October 10, 1990, any merger or acquisition of (legal or factual) sole or joint control over a company or any change of control over a company is subject to the prior authorization by the Italian Antitrust Authority8 if the companies involved exceed given turnover thresholds. If the said merger, acquisition or change of control were to significantly affect competition, in particular because they create or strengthen a dominant position, the Italian Antitrust Authority can either prohibit the transaction or make it subject to remedies preventing a restriction of competition. Moreover, if the transaction or the companies involved exceed other quantitative or qualitative thresholds set by European or other jurisdictions’ legislations (e.g. other turnover thresholds or thresholds referred to transaction’s value, market shares of the parties or the potential competitiveness of the target), the transaction can also be subject to the prior authorization by competition authorities of such other jurisdictions. Finally, pursuant to new rules enacted in 2022, in some circumstances both the Italian Antitrust Authority and the European Commission might require that specific mergers, acquisitions or changes of control be made subject to their approval, even if they are below said thresholds.

Changes in share capital

Eni’s By-laws do not provide for more stringent conditions than those required by law. Share capital increases are resolved by a shareholders’ resolution at an extraordinary Shareholders’ Meeting. Under Italian law, shareholders have a pre-emptive right to subscribe newly issued shares and corporate bonds convertible into shares in proportion to their respective shareholdings. If the Company’s interest so requires, the pre-emptive right may be waived or limited by the shareholders’ resolution authorizing the share capital increase. The shareholders’ pre-emptive right is also waived if the shareholders’ resolution authorizing the share capital increase provides for the subscription of new issues of shares in the form of contributions in-kind.

8 Autorità garante della concorrenza e del mercato (AGCM).

AMERICAN DEPOSITARY SHARES

General

In 1995, Eni established a sponsored American Depositary Receipts (“ADRs”) program directed at U.S. investors. In the United States, Eni’s shares are registered with the SEC and are traded in the form of American Depositary Shares (“ADSs”) which are listed on the New York Stock Exchange (“NYSE”). ADSs are evidenced by ADRs, and each ADR represents two Eni ordinary shares.

Since June 27, 2017, Citibank N.A. (the “Depositary”) is the Company’s depositary bank issuing ADRs pursuant to a deposit agreement (the “Deposit Agreement”) among Eni, the Depositary and the beneficial owners and registered holders from time to time of the ADRs issued thereunder. The principal office of the Depositary is currently located at 388 Greenwich Street, New York, New York 10013, United States. The custodian is Citibank N.A. (Milan Branch), currently having its principal office at Via Dei Mercanti, 12, 20121 Milan, Italy. Computershare is the transfer agent for the Eni ADR program.

ADSs may be held either directly or indirectly through a broker or other financial institution. If ADSs are held directly, by having an ADS registered in the holder’s name on the books of the Depositary, the holder is an ADR holder. If ADSs are held through a broker or financial institution nominee, the holder must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. Holders should consult with their broker or financial institution to find out what those procedures are. The following is a summary of the material terms of the Deposit Agreement. Because it is a summary, it does not contain all the information that may be important. For more complete information, holders should read the entire form of Deposit Agreement and the form of ADR, which contain the terms of the ADSs. Please refer to Exhibit 99.(A) on Form F-6 (File No. 333-218170) filed with the SEC May 22, 2017. Copies of the Deposit Agreement are also available for inspection at the offices of the Depositary.

Deposit, withdrawal and cancellation

The Depositary will deliver ADSs if a shareholder or its broker deposit shares with the custodian. Shares deposited with the custodian must also be accompanied by certain documents, including (a) in the case of shares represented by certificates issued in registered form, instruments showing that such ordinary shares have been properly transferred or endorsed, (b) in the case of shares represented by certificates in bearer form, the requisite coupons and talons pertaining thereto, and (c) in the case of book- entry shares, confirmation of book-entry transfer and recordation, in each case to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares for the account of the Depositary. ADR holders thus have no direct ownership interest in the shares and have only such rights as are contained in the Deposit Agreement. The deposited shares and any other securities, property or cash received by the Depositary or the custodian and held under the Deposit Agreement are referred to as deposited property.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the Deposit Agreement, including the payment of the fees and charges of the Depositary and any taxes or other fees or charges owing, the Depositary will issue and deliver ADSs in the name of the person entitled thereto and, if applicable, issue ADRs evidencing the number of ADSs to which such person is entitled. ADRs will be delivered at the Depositary’s principal office.

The depositary will make arrangements for the acceptance of ADSs for book-entry settlement through The Depository Trust Company (“DTC”). All ADSs held through DTC will be registered in the name of Cede & Co., the nominee for DTC. Unless issued as uncertificated ADSs, the ADSs registered in the name of Cede & Co. will be evidenced by one or more ADRs in the form of a “Balance Certificate,” which will provide that it represents the aggregate number of ADSs from time to time indicated in the records of the Depositary as being issued to DTC thereunder and that the aggregate number of ADSs represented thereby may from time to time be increased or decreased by making adjustments on such records of the depositary and of DTC or Cede & Co.

When holders turn in their ADSs (and, if applicable, the ADRs evidencing the ADSs) at the Depositary’s principal office, the Depositary will, upon payment of certain applicable fees, charges and taxes, and upon receipt of proper instructions, deliver the underlying shares. At the holder’s risk, expense and request, the Depositary will deliver (to the extent permitted by law) deposited property at the Depositary’s principal office.

The depositary may restrict the withdrawal of shares only in connection with: (i) temporary delays caused by closing the transfer books of Eni or those of the Depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends; (ii) the payment of fees, taxes and similar charges; and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of shares. The right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Voting procedures

As soon as practicable after receipt of notice of any meeting at which the holders of shares are entitled to vote, or of solicitation of consents or proxies from holders of shares, the Depositary will fix a record date in respect of such meeting or solicitation of consent or proxy in accordance with the Deposit Agreement. The Depositary shall, if requested by the Company in writing (the Depositary having no obligation to take any further action if the request shall not have been received by the Depositary at least 30 days prior to the date of such vote or meeting), distribute to holders as of the record date: (a) such notice of meeting or solicitation of consent or proxy, (b) a statement that the holders at the close of business on the record date will be entitled, subject to any applicable law, the provisions of the Deposit Agreement and the Eni By-laws, to instruct the Depositary as to the exercise of the voting rights pertaining to the shares represented by such holder’s ADSs and (c) a brief statement as to the manner in which such voting instructions may be given to the Depositary.

The Depositary may alternatively distribute to the holders a notice that provides instructions on how to retrieve such materials or receive such materials upon request (e.g., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials), to the extent not prohibited by law or regulations, the Eni By-laws or by applicable stock exchange requirements.

Voting instructions may be given only in respect of a number of ADSs representing an integral number of shares. Upon the timely receipt of voting instructions from a holder of ADSs, the Depositary will endeavor to vote, or cause the custodian to vote, the shares represented by such holder’s ADSs in accordance with the voting instructions. Shares represented by ADSs for which no timely voting instructions are received by the Depositary from the holder will not be voted. Neither the Depositary nor the custodian will exercise any discretion as to voting and neither the Depositary nor the Custodian will vote shares represented by ADSs except pursuant to and in accordance with the voting instructions timely received from holders or as otherwise contemplated in the Deposit Agreement. If the Depositary timely receives voting instructions from a holder which fail to specify the manner in which the Depositary is to vote the shares represented by such holder’s ADSs, the Depositary will deem such holder to have instructed the Depositary to vote in favor of the items set forth in the voting instruction, unless otherwise specified in the notice distributed to holders. Notwithstanding anything else contained in the Deposit Agreement, the Depositary shall, if so requested in writing by the Company, represent all shares represented by the ADSs (whether or not voting instructions have been received in respect of such shares from holders as of the ADS record date) for the sole purpose of establishing quorum at a meeting of shareholders.

There can be no assurance that holders generally or any holder in particular will receive the notice described above with sufficient time to enable the holder to return voting instructions to the Depositary in a timely manner.

The Depositary will not have any obligation to any holder or the Company to take any action with respect to (i) any meeting, or solicitation of consents or proxies, of holders of shares, or (ii) any vote of the ADSs or the shares represented thereby, if the taking of such action by the Depositary would violate or be limited by applicable law, or the provisions of the Eni By-laws, or if the Depositary, upon advice of its counsel, reasonably believes that its taking of such action would be such a violation or so limited.

Share dividends and other distributions

Eni may make various types of distributions with respect to its securities. The Depositary has agreed to pay to each holder the cash dividends or other distributions it or the custodian receives on ordinary shares, after deducting its fees and expenses. Each holder will receive these distributions in proportion to the number of underlying ordinary shares that its ADSs represent.

Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to the number of ADSs held at the relevant record date in the following manner:

Cash. Upon receiving notice from Eni that Eni intends to distribute a cash dividend or other cash distribution, the Depositary will establish a record date for such distribution. As promptly as practicable following the receipt of a cash dividend or other cash distribution from Eni, the Depositary will: (i) if at the time of receipt thereof any amounts received in a foreign currency can, in the judgment of the depositary, be converted on a practicable basis into U.S. dollars transferable into the United States, promptly convert or cause to be converted such cash dividend or cash distributions into U.S. dollars, (ii) if applicable, establish a record date for the distribution and (iii) distribute promptly such U.S. dollar amount, net of applicable fees, charges and expenses of the Depositary and taxes withheld. The depositary shall distribute only such amount as can be distributed without attributing to any ADR holder a fraction of one cent. Any balance not so distributed shall be held by the Depositary (without liability for interest thereon) and shall be added to and become part of the next sum received by the Depositary for distribution to holders of ADSs outstanding at the time of the next distribution. If at any time the Depositary shall determine that in its judgment the conversion of any foreign currency and the transfer and distribution of proceeds of such conversion received by the Depositary is not practicable or lawful, or if any approval or license of any governmental authority or agency thereof that is required for such conversion, transfer and distribution is denied or, in the opinion of the Depositary, not obtainable at a reasonable cost or within a reasonable period, the Depositary may, in its discretion, (i) make such conversion and distribution in U.S. dollars to the holders for whom such conversion, transfer and distribution is lawful and practicable, (ii) distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency to holders for whom this is lawful and practicable, or (iii) hold (or cause the custodian to hold) such foreign currency (without liability for interest thereon) for the respective accounts of the holders entitled to receive it.

Notwithstanding anything contained in the Deposit Agreement to the contrary, if the Company fails to give the Depositary timely notice of the proposed cash distribution, the Depositary agrees to use commercially reasonable efforts to perform the actions contemplated in the Deposit Agreement for cash distributions. The Depositary shall have no liability for the failure to perform such actions where the notice has not been so timely given, other than for its failure to use commercially reasonable efforts.

Shares. Upon receiving notice from Eni that Eni intends to distribute a share dividend or free distribution of ordinary shares, the depositary will establish a record date for such distribution. The depositary will then either (i) deliver additional ADSs representing such ordinary shares, or (ii) if additional ADSs are not so distributed, take all actions necessary so that each ADS issued and outstanding after the ADS record date shall, to the extent permissible by law, thenceforth also represent rights and interests in the additional ordinary shares distributed, in each case net of applicable fees, charges and expenses of the depositary and taxes withheld. Only whole ADSs will be issued. Any ordinary shares which would result in fractional ADSs will be promptly sold and the proceeds (net of fees, charges and expenses of the depositary and taxes withheld) will be distributed to the ADR holders entitled to them.

Rights to receive additional shares. Upon receiving notice from Eni that Eni intends to distribute rights to subscribe for additional ordinary shares or other rights and that Eni wishes such rights to be made available to holders of ADSs, the Depositary shall consult with the Company to determine, and the Company shall assist the Depositary in its determination, whether it is lawful and reasonably practicable to make such rights available to the holders. If the Depositary, in consultation with the Company, determines that such distribution of rights is lawful and reasonably practicable, the Depositary will establish a record date for such distribution and establish procedures to distribute the rights to purchase additional ADSs (by means of warrants or otherwise) or to enable the holders to exercise such rights and deliver ADSs upon the valid exercise of such rights. If the Depositary, in consultation with the Company, determines that such distribution of rights is not lawful and reasonably practicable or if the Company requests that the rights not be made available to holders of ADSs, the Depositary shall proceed with the sale of the rights and distribute the proceeds of the sale to the holders entitled to them. If the Depositary is unable to make any rights available to holders or to arrange for the sale of the rights upon the terms described, the Depositary shall allow such rights to lapse.

 There can be no assurance that ADR holders will be given the opportunity to receive or exercise rights on the same terms and conditions as the holders of shares or be able to exercise such rights. Nothing will obligate the Company to file any registration statement in respect of any rights or shares or other securities to be acquired upon the exercise of such rights.

Other Distributions. Upon receiving notice from Eni that Eni intends to distribute property other than those described above and that Eni wishes such distribution to be made available to holders of ADSs, the Depositary shall consult with the Company to determine whether such distribution is lawful and reasonably practicable. To the extent the depositary deems distribution of such property to be lawful and practicable, the Depositary may choose any practical method of distribution. If the Depositary deems distribution of such property not to be practicable, after consultation with Eni, the Depositary may sell or cause such property to be sold and distribute the net proceeds. If the Depositary is unable to sell such property, the Depositary may dispose of such property for the account of the holders in any way it deems reasonably practicable under the circumstances. There can be no assurances that the Depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Reports and other communications

The Depositary will make available for inspection by holders any reports and communications from Eni that are both received by the Depositary as holder of deposited property and made generally available by Eni to the holders of deposited property. In certain cases provided for in the Deposit Agreement, the Depositary will also provide or make available to holders copies of such reports furnished by the Company.

Reclassifications, recapitalizations and mergers

If Eni takes actions that affect the shares, including any change in nominal or par value, split-up, cancellation, consolidation or other reclassification of shares or any recapitalization, reorganization, merger, consolidation, sale of assets or other similar action, then the Depositary may, with the Company’s approval, and will if the Company requests so, issue and deliver additional or amended ADRs and take such other actions as are appropriate to reflect the transaction with respect to the ADSs and any property which will be received by the Depositary or the custodian in exchange for, or in conversion of, or replacement of, or otherwise in respect of, such shares pursuant to any of the foregoing actions will, to the extent permitted by law, be treated as new deposited property under the Deposit Agreement, and the ADSs shall, subject to the provisions of the Deposit Agreement, any ADR(s) evidencing such ADSs and applicable law, represent the right to receive such additional or replacement deposited property. If any deposited property may not be lawfully distributed to some or all holders, the Depositary may, with the Company’s approval, and will, if the Company requests so, sell such deposited property and distribute the proceeds (net of fees and charges of, and expenses incurred by, the Depositary and taxes, duties and governmental charges) to the holders entitled thereto.

Amendment and termination

Eni may agree with the Depositary to amend the Deposit Agreement and the ADSs without the holders’ consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or affects any substantial existing right of ADR holders. If an ADR holder continues to hold ADRs when an amendment has become effective, such ADR holder is deemed to agree to such amendment.

No amendment will impair the holders’ right to surrender their ADSs and receive the underlying securities except to comply with mandatory provisions of applicable law. The Depositary will terminate the Deposit Agreement if Eni requests so. The Depositary may also terminate the Deposit Agreement if the Depositary has notified the Company that it would like to resign and the Company has not appointed a new depositary bank within 90 days. In either case, the Depositary must notify holders at least 30 days before termination. After termination, the Depositary’s only responsibility will be (i) to collect dividends and other distributions on the shares, (ii) to sell deposited property received in respect of the shares and (iii) to deliver the shares, together with any distributions received and the net proceeds of the sale of any other deposited property upon surrender of the ADSs. At any time from the termination date, the Depositary may sell the deposited property which remains and hold the net proceeds of such sales and any other cash it is holding under the Deposit Agreement, without liability for interest, for the pro rata benefit of holders who have not yet surrendered their ADRs. After making such sale, the Depositary shall have no obligations except to account for such proceeds and other cash. The Depositary will not be required to invest such proceeds or pay interest on them.

Books of depositary

The Depositary or its agent will keep books for the registration of ADSs which will be open for inspection by the holders during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the Deposit Agreement. The Depositary may close the transfer books from time to time when the Depositary considers it expedient to do so.

Limitations on obligations and liability to ADR holders

The Deposit Agreement expressly limits the obligations and liability of the Depositary, Eni and their respective agents. Neither Eni nor the Depositary assumes any obligation nor shall either of them be subject to any liability under the Deposit Agreement to any ADR holder, except that they each agree to perform their respective obligations specifically set forth in the Deposit Agreement without negligence or bad faith. Neither Eni nor the Depositary will be liable: if it is prevented or forbidden from performing anything required by the terms of the Deposit Agreement by reason of law, regulation, the Eni By-laws, the provisions of or governing the shares, act of God, war or other circumstance beyond its control; if it exercises or fails to exercise discretion permitted under the Deposit Agreement, the Eni By-laws or the ADR; if it takes any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any holder, or any other person believed by it to be competent to give such advice or information; if any holder is unable to benefit from any distribution or other benefit which is made available to holders of shares, but is not made available to holders of ADSs under the terms of the deposit agreement; or for any special, or any special, consequential, indirect or punitive damages (including lost profits) for any breach of the terms of the Deposit Agreement.

In the Deposit Agreement, Eni agrees to indemnify the Depositary for acting as depositary, except for losses caused the Depositary’s own negligence or bad faith, and the Depositary agrees to indemnify Eni from losses incurred in connection with the Deposit Agreement and resulting from the Depositary’s negligence or bad faith.

The Depositary will not be responsible for failing to carry out instructions to vote the shares or for the manner in which the shares are voted or the effect of the vote.